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                                                                      EXHIBIT 11

                                CLECO CORPORATION
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                      FOR THE THREE MONTHS ENDED MARCH 31,
                                   (Unaudited)


                                                                              (In thousands, except share
                                                                              ----------------------------
                                                                               and per share amounts)
                                                                              ----------------------------
                                                                                  1999            1998
                                                                              ------------    ------------
BASIC

Net income applicable to common stock                                         $      8,017    $      6,468
                                                                              ============    ============
Weighted  average  number  of shares of common
stock outstanding during the period                                             22,508,330      22,473,749
                                                                              ============    ============
Basic net income per common share                                             $       0.36    $       0.29
                                                                              ============    ============

DILUTED

Net income applicable to common stock                                         $      8,017    $      6,468

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the
    "if-converted" method:
Add loss of deduction from net income for actual
  dividends paid on convertible preferred stock,
   net of tax                                                                          359             359
Deduct additional cash contribution required which is equal to dividends on preferred stock less dividends paid at the common dividend rate, net
  of tax                                                                               (15)            (23)

Add tax benefit associated with dividends
  paid on allocated common shares                                                       91              84
                                                                              ------------    ------------
Adjusted income applicable to common stock                                    $      8,452    $      6,888
                                                                              ============    ============
Weighted average number of shares of
common stock outstanding during the period                                      22,508,330      22,473,749

Number of equivalent common shares
  attributable to ESOP                                                           1,368,546       1,388,259

Common stock under stock option grants                                                 429           7,009
                                                                              ------------    ------------

Average shares                                                                  23,877,305      23,869,017
                                                                              ============    ============
Diluted net income per common share                                           $       0.35    $       0.29
                                                                              ============    ============
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